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EXHIBIT 23.A  CONSENT OF INDEPENDENT ACCOUNTANTS

                         [S.R. SNODGRASS LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in the registration statement of Killbuck Bancshares, Inc. on Form S-4 of our report dated January 23, 1998 on the consolidated financial statements of Killbuck Bancshares, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997.

Further, we consent to the incorporation in this registration statement of our report dated July 24, 1998 of The Commercial and Savings Bank Company as of and for the year ended December 31, 1997.

We also consent to the reference to us under the heading "experts" in the proxy statement-prospectus which is a part of the registration statement.


/s/ S. R. Snodgrass, A.C.

Steubenville, Ohio
September 17, 1998